UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 7, 2012

GREAT WALL BUILDERS LTD.

(Exact name of registrant as specified in its charter)

TEXAS

(State or other jurisdiction of incorporation)

333-153182

(Commission File No.)

Via Kennedy 16/a Cap 40069, Bologna, Italy

(Address of principal executive offices and Zip Code)

43-1-230603635

(Registrant’s telephone number, including area code)

117 South US Highway, Vero Beach, FL 32962

(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On June 7, 2012, the Company entered into a distribution agreement for the distribution of its Start Fuel Efficiency and Emission Devise (FEED) units with Coopsette Soc Coop ("Coopsette”), an Italian company located in Reggio Dell’Emilia, Italy.  Coopsette is involved in large international public infrastructure projects, mainly in rail markets, highway and sea.  Following is a description of the general terms of the distribution agreement:

1.

The Company will provide three Start FEED unit lines as follows:

a.

The “Start 2” Unit, servicing small engines including 2-cyclinder and 250 cc engines, such as 2-stroke engines and small cars;

b.

The “Star 3” Unit: servicing automobiles with 4 cylinder, 6 cylinder and 8 cylinder vehicles, and;

c.

The “Start 4” Unit: servicing diesel trucks and buses.

2.

Contract delivery will be quarterly starting with 9,300 units that will be delivered by September 30, 2012, and continued 9,300 units per quarter thereafter, whereby final delivery will be no later than September 30, 2015, for a total of 120,900 Start FEED units.

3.

The units will be manufactured by Start Technologies Europe sro (100% owned subsidiary of GWBU) based on Topol’čani, Slovakia, the European distributor for the Start Unit and is guaranteed against defect and non-performance for a period of 24 months.

4.

Payment for the units is drawn down against a bank guarantee within 15 days of delivery, for a minimum total contract value of EUR120,000,000, over the period of the contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of June, 2012.

GREAT WALL BUILDERS LTD.

BY:	/s/ Daniele Brazzi
Daniele Brazzi
President